Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

On October 29, 2023, Realty Income Corporation (“Realty Income”) entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) with Saints MD Subsidiary, Inc., (“Merger Sub”) a Maryland corporation and direct wholly owned subsidiary of Realty Income, and Spirit Realty Capital, Inc. (“Spirit”). Pursuant to the terms and conditions of the Merger Agreement, upon the closing, Spirit merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”). At the time the Merger became effective (the “Effective Time”), (i) each outstanding share of Spirit common stock, par value $0.05 per share was converted into 0.762 (the “Exchange Ratio”) shares of Realty Income common stock, par value $0.01 per share, and (ii) each outstanding share of Spirit Series A preferred stock, par value $0.01 per share was converted into one share of newly created Realty Income Series A preferred stock, par value $0.01 per share having substantially the same terms as the Spirit Series A preferred stock. Holders of shares of Spirit common stock and Spirit Series A preferred stock (other than those held by Spirit, Realty Income or their respective affiliates) received cash in lieu of fractional shares. At the Effective Time, each award of outstanding restricted Spirit common stock (a “Spirit Restricted Stock Award”), was cancelled and automatically converted into Realty Income common stock using the Exchange Ratio as a multiplier and cash consideration in respect of any fractional shares, and each outstanding vested or unvested Spirit performance share award (a “Spirit Performance Share Award”) whether or not then vested, was cancelled and automatically converted into Realty Income common stock in accordance with the Merger Agreement based on the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and cash consideration in lieu of any fractional share of Realty Income common stock, and the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Spirit Performance Share Award.

The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting with Realty Income treated as the acquiror. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Realty Income and historical consolidated financial statements of Spirit as adjusted to give effect to the following (collectively referred to as the “Pro Forma Transactions”):

•	The Merger;

•	Merger transaction costs specifically related to the Merger;

•	Adjustments to reflect compensation expense as a result of the acceleration of certain pre-existing Spirit stock-based compensation awards in connection with the Merger;

•	Adjustments to reflect Spirit’s additional $200 million term loan draw in December 2023 prior to the Merger; and

•	Adjustments to reflect hedge accounting assessment and redesignation related to the existing interest rate swaps of Spirit.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Pro Forma Transactions as if they had occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and the year ended December 31, 2022, give effect to the Pro Forma Transactions as if they had occurred on January 1, 2022.

These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Realty Income’s management. The unaudited pro forma adjustments represent Realty Income’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, Realty Income’s management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what Realty Income’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent Realty Income’s financial position or results of operations for future periods.

Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) Realty Income or Spirit’s real estate acquisitions that have closed after September 30, 2023 or the related financing of those acquisitions, (2) Realty Income or Spirit’s real estate dispositions that have closed after September 30, 2023 or the application or use of those disposition proceeds, (3) certain Realty Income or Spirit rental rate increases that occurred after September 30, 2023, (4) potential synergies that may be achieved following the Merger, including potential overall savings in general and administrative expense, or any strategies that Realty Income’s management may consider in order to continue to efficiently manage Realty Income’s operations, (5) any one-time integration and other costs (including estimated transaction expenses) related to the Merger that may be incurred following the Merger closing, including those that may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain, and (6) any debt or equity issuances, repayments, or redemptions, by Realty Income or Spirit, which occurred subsequent to the Merger closing.

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(in thousands)

	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
ASSETS
Real estate held for investment, at cost:
Land	$14,408,324	$1,808,364	$55,089	[1]	$16,271,777
Buildings and improvements	33,606,951	7,015,086	(1,744,133)	[1]	38,877,904
Total real estate held for investment, at cost	48,015,275	8,823,450	(1,689,044)		55,149,681
Less accumulated depreciation and amortization	(5,781,056)	(1,354,807)	1,354,807	[2]	(5,781,056)
Real estate held for investment, net	42,234,219	7,468,643	(334,237)		49,368,625
Real estate and lease intangibles held for sale, net	19,927	61,545	18,509	[3]	99,981
Cash and cash equivalents	344,129	134,166	10,612	[4]	488,907
Accounts receivable, net	678,441	199,826	(185,245)	[5]	693,022
Lease intangible assets, net	5,089,293	389,100	1,358,707	[6]	6,837,100
Goodwill	3,731,478	225,600	721,739	[7]	4,678,817
Other assets, net	3,239,433	171,328	(32,624)	[8]	3,378,137
Total assets	$55,336,920	$8,650,208	$1,557,461		$65,544,589

LIABILITIES AND EQUITY
Distributions payable	$187,288	$99,571	$(99,571)	[4]	$187,288
Accounts payable and accrued expenses	660,366	69,045	40,225	[9]	769,636
Lease intangible liabilities, net	1,426,264	106,814	35,510	[10]	1,568,588
Other liabilities	786,437	61,737	-		848,174
Line of credit payable and commercial paper	858,260	-	-		858,260
Term loan, net	1,287,995	1,090,198	208,167	[11]	2,586,360
Mortgages payable, net	824,240	4,545	(4,545)	[11]	824,240
Notes payable, net	17,482,652	2,725,505	(246,741)	[11]	19,961,416
Total liabilities	23,513,502	4,157,415	(66,955)		27,603,962

Commitments and contingencies	-	-	-		-

STOCKHOLDERS’ EQUITY:
Preferred stock and paid-in capital	-	166,177	1,217	[12]	167,394
Common stock and paid-in capital	38,031,829	7,307,795	(1,264,205)	[12]	44,075,419
Distributions in excess of net income	(6,416,534)	(3,036,475)	2,942,700	[12]	(6,510,309)
Accumulated other comprehensive income	41,849	55,296	(55,296)	[12]	41,849
Total stockholders’ equity	31,657,144	4,492,793	1,624,416		37,774,353
Noncontrolling interests	166,274	-	-		166,274
Total equity	31,823,418	4,492,793	1,624,416		37,940,627
Total liabilities and equity	$55,336,920	$8,650,208	$1,557,461		$65,544,589

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except per share data)

	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$2,929,440	$561,765	$2,685	[13]	$3,493,890
Other	73,268	9,200	961	[14]	83,429
Total revenue	3,002,708	570,965	3,646		3,577,319

EXPENSES
Depreciation and amortization	1,419,321	236,527	31,342	[15]	1,687,190
Interest	522,110	104,993	59,511	[16]	686,614
Property (including reimbursable)	235,081	24,077	80	[17]	259,238
General and administrative	106,521	46,190	-		152,711
Provisions for impairment	59,801	36,052	-		95,853
Merger and integration-related costs	4,532	-	-		4,532
Total expenses	2,347,366	447,839	90,933		2,886,138
Gain on sales of real estate	19,675	66,450	-		86,125
Foreign currency and derivative gain, net	4,957	-	-		4,957
Equity in income and impairment of investment in unconsolidated entities	411	-	-		411
Other income, net	12,985	-	-		12,985
Income before income taxes	693,370	189,576	(87,287)		795,659
Income taxes	(36,218)	(754)	-		(36,972)
Net income	657,152	188,822	(87,287)		758,687
Net income attributable to noncontrolling interests	(3,248)	-	-		(3,248)
Dividends paid to preferred stockholders	-	(7,763)	-		(7,763)
Net income available to common stockholders	$653,904	$181,059	$(87,287)		$747,676

Amounts available to common stockholders per common share:					(Note 5)
Net income, basic and diluted	$0.96	$1.28			$0.95
Weighted average common shares outstanding:					(Note 5)
Basic	681,419	141,095			789,727
Diluted	682,129	141,103			790,437

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share data)

	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$3,299,657	$703,029	$8,030	[13]	$4,010,716
Other	44,024	6,600	1,281	[14]	51,905
Total revenue	3,343,681	709,629	9,311		4,062,621

EXPENSES
Depreciation and amortization	1,670,389	292,985	64,173	[15]	2,027,547
Interest	465,223	117,622	121,580	[16]	704,425
Property (including reimbursable)	226,330	29,837	106	[17]	256,273
General and administrative	138,459	62,023	-		200,482
Provisions for impairment	25,860	37,156	-		63,016
Merger and integration-related costs	13,897	-	92,550	[18]	106,447
Total expenses	2,540,158	539,623	278,409		3,358,190
Gain on sales of real estate	102,957	110,900	-		213,857
Foreign currency and derivative (loss), net	(13,311)	-	-		(13,311)
Gain (loss) on extinguishment of debt	367	(172)	-		195
Equity in income and impairment of investment in unconsolidated entities	(6,448)	-	-		(6,448)
Other income, net	30,511	5,679	-		36,190
Income before income taxes	917,599	286,413	(269,098)		934,914
Income taxes	(45,183)	(897)	-		(46,080)
Net income	872,416	285,516	(269,098)		888,834
Net income attributable to noncontrolling interests	(3,008)	-	-		(3,008)
Dividends paid to preferred stockholders	-	(10,350)	-		(10,350)
Net income available to common stockholders	$869,408	$275,166	$(269,098)		$875,476

Amounts available to common stockholders per common share:					(Note 5)
Net income, basic and diluted	$1.42	$2.04			$1.22
Weighted average common shares outstanding:					(Note 5)
Basic	611,766	134,548			720,074
Diluted	612,181	134,646			720,489

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The Realty Income and Spirit historical financial information has been derived from, in the case of Realty Income, its consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and Annual Report on Form 10-K for the year ended December 31, 2022, and, in the case of Spirit, its consolidated financial statements included as Exhibits 99.1 and 99.2 to Realty Income’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 27, 2023 (the “Form 8-K”). Certain historical amounts of Spirit have been reclassified to conform to Realty Income’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with Realty Income’s and Spirit’s consolidated financial statements and the notes thereto. The unaudited pro forma condensed combined balance sheet gives effect to the Pro Forma Transactions as if they had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2022.

The historical financial statements of Realty Income and Spirit have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Pro Forma Transactions under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) (“Pro Forma Transactions Adjustments”). The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Realty Income treated as the acquiror of Spirit. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial statements, the estimated preliminary purchase consideration in the Merger has been allocated to the assets acquired and liabilities assumed of Spirit based upon Realty Income management’s preliminary estimate of their fair values as of September 30, 2023. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities is anticipated to occur during the first quarter of 2024, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Merger could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of Realty Income, after giving pro forma effect to the Pro Forma Transactions, which include the issuance of Realty Income common stock to Spirit stockholders, the assumption of Spirit’s outstanding debt, the conversion of each outstanding Spirit Series A preferred stock outstanding into newly issued shares of Realty Income Series A preferred stock, and related transactions.

The Merger, the Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements.

In the opinion of Realty Income’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined company’s financial position or results of operations of the combined company that would have occurred if the Pro Forma Transactions had been completed on the dates indicated, nor are they indicative of the combined company’s financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the “Supplemental Risk Factors” in Exhibit 99.4 to the November 27 Form 8-K.

Note 2 – Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Realty Income’s audited consolidated financial statements as of and for the year ended December 31, 2022, and Realty Income’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2023. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Spirit’s financial information to identify differences in accounting policies as compared to those of Realty Income. With the information currently available, Realty Income’s management has determined that there were no significant accounting policy differences between Realty Income and Spirit and, therefore, no adjustments were made to conform Spirit’s financial statements to the accounting policies used by Realty Income in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment will be performed and finalized for purchase accounting.

As part of the application of ASC 805, Realty Income will continue to conduct a more detailed review of Spirit’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Spirit’s results of operations or reclassification or adjustment of assets or liabilities to conform to Realty Income’s accounting policies and classifications. Therefore, Realty Income may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 – Reclassification Adjustments

Spirit’s historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination Realty Income presentation of these unaudited pro forma condensed combined financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common stockholders of Spirit.

Balance Sheet

•	The components of Spirit’s September 30, 2023 Land and improvements on Spirit’s consolidated balance sheet have been reclassified to Realty Income’s (i) Land and (ii) Building and improvements, as follows (in thousands):

September 30, 2023
Land and improvements:	$2,742,072
Land (as presented)	1,808,364
Building and improvements	933,708

•	Spirit’s September 30, 2023 balance of $1.4 billion previously classified as Accumulated depreciation on Spirit's consolidated balance sheet, has been reclassified to Realty Income’s Accumulated depreciation and amortization.

•	Spirit’s September 30, 2023 balance of $61.5 million previously classified as Real estate assets held for sale, net on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Real estate and lease intangibles held for sale, net.

•	Spirit’s September 30, 2023 balances for the accounts previously classified as Loan receivables, net, components of Deferred costs and other assets, net (as shown in table below) and Real estate assets under direct financing leases, net have been reclassified to Realty Income’s Other assets, net, as follows (in thousands):

September 30, 2023
Loans receivable, net	$52,949
Portion of deferred costs and other assets, net	110,975
Real estate assets under direct financing leases, net	7,404
Other assets, net (as presented)	$171,328

•	$199.8 million of Spirit’s September 30, 2023 receivables and straight-line rent previously classified by Spirit as Deferred costs and other assets, net have been reclassified from Deferred costs and other assets, net to Realty Income’s Account receivable, net.

•	Spirit’s September 30, 2023 balance of $2.7 billion previously classified as Senior unsecured notes, net on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Notes payable, net.

•	The components of Spirit’s September 30, 2023 Accounts payable, accrued expenses and other liabilities on Spirit’s consolidated balance sheet, have been reclassified to Realty Income’s (i) Distributions payable, (ii) Accounts payable and accrued expenses, and (iii) Other liabilities, as follows (in thousands):

September 30, 2023
Accounts payable, accrued expenses and other liabilities:	$230,353
Distributions payable (as presented)	99,571
Accounts payable and accrued expenses (as presented)	69,045
Other liabilities (as presented)	61,737

•	Spirit’s September 30, 2023 balance of $3.0 billion previously classified as Accumulated deficit has been reclassified to Realty Income’s Distributions in excess of net income.

•	Spirit’s September 30, 2023 balances previously classified as Common stock and Capital in excess of common stock par value have been reclassified to Realty Income’s Common stock and paid-in capital, as follows (in thousands):

September 30, 2023
Common stock	$7,067
Capital in excess of common stock par value	7,300,728
Common stock and paid-in capital (as presented)	$7,307,795

Income Statement

•	Spirit’s balances for Interest income on loans receivable, Earned income from direct financing leases and Other operating income previously classified as separate components of Spirit’s Revenues, have been reclassified to Realty Income’s Other revenue, as follows (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Interest income on loans receivable	$3,919	$1,884
Earned income from direct financing leases	393	525
Other operating income	4,888	4,191
Other revenue (as presented)	$9,200	$6,600

•	Spirit’s balances of Deal pursuit costs of $1.2 million and $4.7 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, have been reclassified to Realty Income’s General and administrative.

•	Spirit’s balances for Gain on disposition of assets of $66.5 million and $110.9 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, have been reclassified to Realty Income’s Gain on sales of real estate.

Note 4 – Preliminary Purchase Price Allocation and Pro Forma Transactions Adjustments

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to Spirit’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $6.2 billion. The calculation of the estimated preliminary-purchase price related to the Merger is as follows (in thousands, except share and per share data):

Amount
Shares of Spirit’s common stock exchanged (a)	140,851,483
Exchange Ratio	0.762
Shares of Realty Income common stock issued	107,328,830
Opening price of Realty Income common stock on January 23, 2024	$55.80
Fair value of Realty Income common stock issued to the former holders of Spirit common stock	$5,988,949
Shares of Realty Income Series A preferred stock issued in exchange for Spirit Series A preferred stock (b)	6,900,000
Opening price of Realty Income Series A preferred stock on January 23, 2024 (b)	$24.26
Fair value of Realty Income Series A preferred stock issued to the former holders of Spirit Series A preferred stock	$167,394
Estimated fair value of Spirit’s Performance Share Awards attributable to pre-combination services (c)	$28,197
Cash payment for accrued and unpaid dividend equivalents to Spirit Performance Share Awards holders settled by Realty Income (d)	$6,338
Less: estimated fair value of Spirit Restricted Stock Awards attributable to post-combination costs (e)	$(5,560)
Total estimated preliminary purchase price	$6,185,318

a)	Includes 140,851,483 shares of Spirit common stock outstanding as of September 30, 2023, inclusive of 206,817 unvested Restricted Stock Awards which were converted into Realty Income common stock at the Effective Time. The portion of the converted unvested Restricted Stock Awards related to post-combination expense is removed in footnote (e) below. Under the Merger Agreement, these shares and units were converted to Realty Income common stock at an Exchange Ratio of 0.762 per share of Spirit’s common stock.

b)	Includes 6,900,000 shares of Spirit Series A preferred stock outstanding as of September 30, 2023. Under the Merger Agreement, these shares were converted to the newly issued Realty Income Series A preferred stock at an exchange ratio of 1.0 per share of Spirit Series A preferred stock at the Effective Time.

c)	Represents the estimated fair value of fully vested Spirit Performance Share Awards that were converted into Realty Income common stock at the Merger Effective Time that are attributable to pre-combination services.

d)	Represents the amount of -accrued and unpaid cash dividend equivalents corresponding to each Spirit Performance Share Award that were settled by Realty income in cash.

e)	Represents the estimated fair value of Spirit Restricted Stock Awards that were accelerated and converted into Realty Income common stock upon the Effective Time, reflecting the value attributable to post-combination services.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on Realty Income management’s preliminary estimate of their respective fair values as of September 30, 2023 (in thousands):

Amount
Total estimated preliminary purchase price	$6,185,318
Assets:
Real estate held for investment	$7,134,406
Real estate and lease intangibles held for sale	80,054
Lease intangible assets	1,747,807
Cash and cash equivalents (a)	239,531
Accounts receivable	14,581
Other assets	139,885
Total assets acquired	$9,356,264

Liabilities:
Accounts payable and accrued expenses (b)	$132,738
Lease intangible liabilities	142,324
Other liabilities	61,737
Term loan	1,300,000
Mortgages payable	-
Notes payable	2,481,486
Total liabilities assumed	$4,118,285
Estimated preliminary fair value of net assets acquired	$5,237,979
Goodwill	$947,339

a)	This balance does not include $6.3 million of the Pro Forma Transactions Adjustments related to Realty Income’s cash payment for accrued and unpaid dividend equivalents to Performance Share Award holders, that is included in the Total estimated preliminary purchase price. The balance also does not include the Pro Forma Transactions Adjustment related to the settlement of $63.7 million of Spirit’s estimated transaction-related costs following the Effective Time and the severance payment of $17.4 million in connection with employment arrangements with certain executive officers and employees of Spirit which were settled by Spirit in cash before the Effective Time.

b)	This balance includes $63.7 million of estimated transaction-related costs incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit and were settled by Realty Income following the Effective Time.

The preliminary fair values of identifiable assets acquired, and liabilities assumed are based on an estimated valuation as of an assumed date upon which the Effective Time occurred that was prepared by Realty Income with the assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Spirit, Realty Income performed a preliminary valuation by utilizing market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material.

In determining the estimated fair value of Spirit’s assets and liabilities, Realty Income utilized customary methods, including the income, market, and cost approaches. For commercial properties reliance is placed on the income approach. For certain specialized retail properties, the cost approach is relied upon. Real estate components include land, building improvements, site improvements, leases in place, above-market and below-market leases, and the avoided lease origination costs. These components were valued individually by utilizing one or more of the three approaches to value. Construction in progress is valued using cost as a primary indicator of fair value. The Notes payable and Term loan were valued based on available market data. Loans receivables were valued using market based yields for loans with a similar credit ratings and weighted average life. The CECL provision associated with each individual loan was calculated based on an estimated lifetime probability of default and loss given default. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The purchase price allocation presented above is preliminary and it has not been finalized. The final determination of the allocation of the purchase price will be completed no later than twelve months following the Effective Time. These final fair values will be determined based on Realty Income’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the client operates, (3) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (4) the client credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the client’s business, and/or (6) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Merger due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

Balance Sheet

The pro forma adjustments reflect the effect of the Pro Forma Transactions on Realty Income’s and Spirit’s historical consolidated balance sheets as if the Pro Forma Transactions occurred on September 30, 2023.

Assets

1)	The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of Spirit's historical carrying values of $1.8 billion for Land and $7.0 billion for Buildings and improvements, and (ii) the recognition of the fair value of these assets of $1.9 billion for Land and $5.3 billion for Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets acquired. For information regarding the valuation methodology applied to the tangible real estate assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The pro forma adjustments are presented as follows (in thousands):

	Estimated fair value	Less: Elimination of historical gross carrying value	Total pro forma adjustment
Land	$1,863,453	$(1,808,364)	$55,089
Buildings and improvements	5,270,953	(7,015,086)	(1,744,133)

2)	Accumulated depreciation and amortization were adjusted to eliminate Spirit’s historical accumulated depreciation balance of $1.4 billion.

3)	Spirit's Real estate and lease intangibles held for sale, net was adjusted to remove the historical carrying value of $61.5 million, and reflect its assets at fair value, less estimated selling expenses, on those assets, totaling $80.1 million. The fair value was determined based on the contractual sale prices from executed sale agreements.

4)	Pro forma adjustment to Cash and cash equivalents and Distributions Payable includes a $101.0 million payment of dividends declared, but not paid, as of the Effective Date to Spirit's common stock, Restricted Stock Award, and Performance Stock Award holders. The Cash and cash equivalents line also includes (i) a settlement of Spirit’s estimated transaction-related costs of $63.7 million, (ii) a new draw down on Spirit’s term loan of $200.0 million, (iii) debt issuance costs of $7.3 million, $2.9 million of which is assumed to be immediately expensed as third party fees in connection with the assumed debt that was exchanged and $4.4 million of which are capitalized as fees paid to lenders in a debt modification, and (iv) of $17.4 million related to certain severance payments in connection with certain executive officers and employees of Spirit in accordance with the terms of their employment agreements.

5)	Accounts receivable, net was adjusted to eliminate Spirit’s historical straight-line rent receivable, net, of $185.2 million, which is not treated as a separately recognized asset on the combined company’s balance sheet.

6)	The pro forma adjustments for Lease intangible assets, net reflect: (i) the elimination of Spirit’s historical carrying values for these assets, net of the associated accumulated amortization, of $389.1 million and (ii) the recognition of the fair value of these assets of $1.7 billion, based upon the preliminary valuation of the intangible real estate assets acquired. For information regarding the valuation methodology applied to the lease intangible assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The following table summarizes the major classes of lease intangible assets acquired and the total pro forma adjustment to Lease intangible assets, net (in thousands):

Amount
Preliminary allocation of fair value:
In-place leases	$1,137,278
Leasing commissions, legal and marketing costs	386,953
Above-market lease assets	223,576
Less: Elimination of historical carrying value of lease intangible assets, net	(389,100)
Total pro forma adjustment	$1,358,707

7)	The pro forma adjustments for Goodwill reflect: (i) the elimination of Spirit’s historical goodwill balance of $225.6 million, and (ii) the recognition of the preliminary goodwill balance associated with the Merger of $947.3 million based on the preliminary purchase price allocation. For additional information, refer to the Preliminary Purchase Price Allocation section of Note 4.

8)	Other assets, net was adjusted to reflect (i) the elimination of Spirit’s deferred financing costs, net and capitalized lease transaction costs, (ii) the elimination of Spirit’s historical carrying value for Loans receivable, net, (iii) the settlement of Spirit's non-cash related transaction costs, (iv) the recognition of the ground leases right of use assets, (v) the recognition of the fair value of purchased with credit deterioration (“PCD”) loans and Non-PCD loans, respectively, and (vi) the fair value adjustment to mark-to-market the interest rate swaps currently held, including the interest rate swaps entered concurrently with new draw term loan.

The following table summarizes the pro forma adjustments to Other assets, net (in thousands):

Amount
Elimination of Spirit's deferred financing costs, net and capitalized lease transaction costs	$(9,179)
Elimination Spirit's historical carrying value for Loans receivable, net	(52,949)
Elimination of certain non-cash assets associated with Spirit's transaction costs	(227)
Recognition of the fair value of ground leases	2,625
Fair Value of Non-PCD loans and allowance for loan losses	40,617
Fair Value of PCD loans, net of allowance for loan losses	6,984
Fair value adjustment to interest rate swaps	(20,495)
Total pro forma adjustment	$(32,624)

Liabilities

9)	The pro forma adjustment for Accounts payable and accrued expenses represents: (i) $40.2 million of estimated transaction-related costs to be incurred by Realty Income which have not yet been reflected in the historical consolidated financial statements of Realty Income. This line item also contains an accrual of $63.7 million of the estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements, as well as the assumed settlement of this amount. See Note 4 for additional details.

10)	The pro forma adjustments for Lease intangible liabilities, net reflect: (i) the elimination of Spirit’s historical carrying values for the intangible lease liabilities, net of the associated accumulated amortization, of $106.8 million, and (ii) the recognition of the fair value of these intangible liabilities of $142.3 million, based upon the preliminary valuation of the intangible lease liabilities assumed. For information regarding the valuation methodology applied to the lease intangible liabilities, refer to the Preliminary Purchase Price Allocation section of Note 4.

11)	In connection with the Merger, Realty Income assumed $4.1 billion of total historical cost debt outstanding as of September 30, 2023 with a weighted average interest rate of 5.8% and weighted average remaining term of 4.3 years. The pro forma adjustments for Term loan, net, Mortgages payable, net and Notes payable, net reflect: (i) the elimination of Spirit's historical carrying values of the Term loan, net, Mortgages payable, net and Notes payables, net including the associated unamortized deferred financing costs and net discounts, of $1.1 billion, $4.5 million and $2.7 billion for the Term loan, net, Mortgages payable, net and Notes payable, net respectively, (ii) the recognition of the fair value of $1.1 billion and $2.5 billion for the Term loan, net and Notes payable, net respectively, based upon the valuation of these liabilities, (iii) the recognition of the fair value of $0.2 billion the Term loan, net (new draw) entered prior the Merger and (iv) capitalized debt issuance costs of $4.4 million associated with the exchange. The fair value of Term loan, net and Notes payable, net is derived either based on (i) market quotes for identical or similar instruments in markets or (ii) discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The following table summarizes the pro forma adjustments to the Term loan, Mortgages payable, net and Notes payable, net (in thousands):

	Term loan, net	Mortgages payable, net	Notes payable, net
Elimination of historical carrying value of the remaining debt instruments, including unamortized deferred financing costs and net discounts	$(1,090,198)	$(4,545)	$(2,725,505)
Estimated pro forma fair value of liabilities assumed in the Merger	1,100,000	-	2,481,486
Estimated pro forma fair value of additional draw on the term loan (new draw) entered prior to the Merger	200,000	-	-
Capitalized debt issuance costs incurred in conjunction with the exchange of the notes	(1,635)		(2,722)
Total pro forma adjustment	$208,167	$(4,545)	$(246,741)

Equity

12)	The following table summarizes the pro forma adjustments for equity (in thousands):

	Preferred stock and paid-in capital	Common stock and paid-in capital	Distributions in excess of net income	Accumulated other comprehensive loss
Issuance of Realty Income common stock (a)	$-	$6,011,586	$-	$-
Issuance of Realty Income Series A preferred stock (b)	167,394	-	-	-
Settlement of Spirit’s equity-based awards (c)	-	32,004	(32,004)	-
Spirit transaction-related costs (d)	-	-	(63,920)	-
Elimination of Spirit’s historical equity balances (e)	(166,177)	(7,307,795)	3,100,395	(55,296)
Realty Income transaction- related costs (f)	-	-	(40,225)	-
Debt issuance costs (g)	-	-	(2,944)	-
Provision for loan losses for Non-PCD loans (h)	-	-	(1,181)	-
Spirit severance payment (i)	-	-	(17,421)	-
Total pro forma adjustment	$1,217	$(1,264,205)	$2,942,700	$(55,296)

a)	The pro forma adjustment represents the issuance of Realty Income common stock as consideration for the Merger, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty Income common stock issued to former holders of Spirit’s common stock is based on the adjusted per share opening price of Realty Income common stock of $55.80 on January 23, 2024.

b)	The pro forma adjustment represents the issuance of Realty Income Series A preferred stock as consideration for the Merger, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty Income Series A preferred stock issued to former holders of Spirit Series A preferred stock is based on the fair value of Spirit Series A preferred stock, which is based on the opening price of Realty Income Series A preferred stock of $24.26 on January 23, 2024.

c)	Represents the estimated fair value of fully vested Spirit Restricted Stock Awards and Spirit Performance Share Award units of $32.0 million which were converted into Realty Income common stock upon the Effective Time. The vesting of these awards was discretionarily accelerated and they were converted into Realty Income common stock upon the Effective Time, reflecting the value attributable to the post-combination services.

d)	The pro forma adjustment to distributions in excess of net income includes $63.9 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit and which was settled by Realty Income following the Effective Time.

e)	The pro forma adjustment represents the elimination of Spirit’s historical equity balances and the $63.9 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit. Refer to note (d) above.

f)	The pro forma adjustment to distributions in excess of net income includes $40.2 million of estimated transaction costs to be incurred by Realty Income as a result of the Merger, which have not yet been reflected in Realty Income's historical consolidated financial statements.

g)	The pro forma adjustment to distributions in excess of net income represents a pro forma adjustment of debt exchange costs of $2.9 million, which represents fees paid to third parties assumed to be immediately expensed in connection with the assumed and then exchanged debt as the debt is deemed to be modified.

h)	The pro forma adjustment to distributions in excess of net income includes an adjustment for the Current Expected Credit Losses (CECL) allowance for credit losses of $1.2 million for Non-PCD loans. The pro forma statements of operations does not include this one-time provision expense.

i)	To reflect post-combination expense of $17.4 million related to certain severance payments in connection with certain executive officers and employees of Spirit in accordance with the terms of their employment agreements.

Statements of Operations

The pro forma adjustments reflect the effect of the Pro Forma Transactions on Realty Income’s and Spirit’s historical consolidated statements of operations as if the Pro Forma Transactions occurred on January 1, 2022.

Revenues

13)	Rental (including reimbursable)

The historical rental revenues for Realty Income and Spirit represent contractual and straight-line rents and amortization of above-market and below-market lease intangibles associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical straight-line rents and amortization of above-market and below-market lease intangibles for the real estate properties of Spirit acquired as part of the Merger, and (ii) adjust contractual rental property revenue for the acquired properties to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Merger.

The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Merger was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 10.2 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to rental revenues do not purport to be indicative of the expected change in rental revenues of the combined company in any future periods.

The following table summarizes the adjustments made to rental revenues for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):

	Elimination of historical amounts	Recognition of post-combination amounts(a)	Total pro forma adjustment
For the nine months ended September 30, 2023
Straight-line rent, net	$(26,127)	$35,555	$9,428
Amortization of above-market and below-market lease intangibles and deferred lease incentives, net	(767)	(5,976)	(6,743)
Total pro forma adjustment	$(26,894)	$29,579	$2,685

For the year ended December 31, 2022
Straight-line rent, net	$(36,902)	$55,090	$18,188
Amortization of above-market and below-market lease intangibles and deferred lease incentives, net	(2,190)	(7,968)	(10,158)
Total pro forma adjustment	$(39,092)	$47,122	$8,030

a)	Recognition of post-combination amounts excludes amounts related to Spirit properties that were sold between January 1, 2022 and September 30, 2023, because such properties were not a part of the net assets acquired in the Merger.

14)	The pro forma adjustment to Other Revenue of $(1.0) million and $(1.3) million for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively, reflects the impact of the Merger on the amount recognized in Spirit's historical consolidated statements of operations for the periods presented from the amortization of the fair value adjustment on Spirit's Loans Receivables assumed.

Expenses

15)	The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical depreciation and amortization of real estate properties of Spirit acquired as part of the Merger, and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for building and site improvements, the remaining contractual, in-place lease term for intangible lease assets, and the lesser of the estimated useful life and the remaining contractual, in-place lease term for tenant improvements. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the weighted average useful life for buildings and site improvements is 29.3 years; the weighted average useful life for tenant improvements is 10.2 years; and the weighted average remaining contractual, in-place lease term is 10.2 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the combined company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for Spirit’s real estate properties acquired as part of the Merger for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Buildings and improvements (a)	$132,231	$176,308
Tenant improvements (a)	23,525	31,366
In-place leases and leasing commissions and marketing costs (a)	112,113	149,484
Less: Elimination of historical depreciation and amortization	(236,527)	(292,985)
Total pro forma adjustment	$31,342	$64,173

a)	Recognition of post-combination amounts excludes amounts related to Spirit properties that were sold between January 1, 2022 and September 30, 2023, because such properties were not a part of the net assets acquired in the Merger.

16)	The pro forma adjustments to interest expense reflect the impact of the Merger on the amounts recognized in Spirit’s historical consolidated statements of operations for the periods presented from: (i) the elimination of historical interest expense including deferred financing cost amortization, historical amortization on net premiums/discounts, and historical interest expense on the revolver, term loan, mortgages payable, and notes payable, (ii) the recognition of interest expense of assumed existing term loan and notes payable inclusive of the amortization of fair value adjustment and the interest expense on the additional draw on term loan (new draw), which has a term of approximately 17 months, and (iii) the amortization of the fair value adjustment on Spirit’s interest swap assets assumed in the Merger.. The following table summarizes the pro forma adjustments to interest expense for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Elimination of historical interest expense on the revolver, term loan, mortgages payable and notes payable	$(102,887)	$(114,815)
Recognition of interest expense of assumed existing and new draw term loan and notes payable inclusive of the amortization of any fair value adjustment	150,553	220,601
Amortization of the fair value adjustment on swap assets	$11,845	15,794
Total pro forma adjustment	$59,511	$121,580

The pro forma adjustments for the amortization of the fair value adjustment on Spirit’s interest rate swaps, term loan, and notes payable assumed in the Merger were estimated based on effective interest rate approach and the weighted average remaining contractual term of 2.7 years for the interest rate swaps, remaining contractual term of 2.3 years for term loan and 5.4 years for notes payable. The fair value adjustment on Spirit’s interest rate swaps, term loan and notes payable and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the combined company in any future periods.

17)	Represents an adjustment to increase ground leases rent expense by $0.1 million for the nine months ended September 30, 2023, and $0.1 million for the year ended December 31, 2022 as a result of the revaluation of operating lease right-of-use assets and recognition of the above-market and below-market ground lease intangible assets. The adjustment is computed based on a straight-line approach and using a weighted average remaining lease term of 8.0 years. The fair value adjustment on Spirit’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to property (including reimbursable) expense do not purport to be indicative of the expected change in ground rent expense of the combined company in any future periods.

18)	Represents the adjustment to Merger and integration-related costs of $92.5 million for the year ended December 31, 2022 to recognize (i) additional post-combination compensation expense of $ 32.0 million associated with the fair value of Realty Income common stock issued to the holders of Spirit’s restricted stock awards and performance stock awards. The pro forma adjustments to Merger and integration-related costs do not purport to be indicative of the expected change in compensation expense of the combined company in any future periods, (ii) estimated transaction-related costs of $40.2 million that are not currently reflected in the historical consolidated financial statements of Realty Income. These estimated transaction-related costs consist primarily of transfer taxes, advisor, legal, and accounting fees. It is assumed that these costs will not affect the combined statements of operations beyond twelve months after the closing date of the Merger, (iii) post-combination expenses of $17.4 million related to severance payments in connection with the certain executive officers and employees of Spirit in accordance with the terms of their employment agreements with Spirit and (iv) debt exchange costs of $2.9 million assumed to be immediately expensed in connection with the assumed debt which was immediately exchanged.

Note 5 – Pro Forma Net Income Available to Common Stockholders per Common Share

The following table summarizes the unaudited pro forma net income from continuing operations per common share for the nine months ended September 30, 2023, and the year ended December 31, 2022, as if the Pro Forma Transactions occurred on January 1, 2022 (in thousands, except per share data):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Numerator
Pro forma net income available to common stockholders	$747,676	$875,476
Denominator
Realty Income historical weighted average common shares outstanding	681,419	611,766
Spirit’s common stock converted into Realty Income common stock (140,851 shares and units outstanding, multiplied by the Exchange Ratio of 0.762)	107,329	107,329
Spirit’s Performance Share Awards converted into Realty Income common stock (1,285 shares and units outstanding, multiplied by the Exchange Ratio of 0.762)	979	979
Pro forma weighted average common shares outstanding – basic	789,727	720,074
Realty Income historical weighted average dilutive shares	710	415
Pro forma weighted average Realty Income common shares outstanding – diluted	790,437	720,489

Pro forma amounts of net income available to common stockholders per common share:
Basic and diluted	$0.95	$1.22